Exhibit 99.1

NEXSTAR MEDIA GROUP INCREASES QUARTERLY CASH DIVIDEND BY 20 PERCENT

DECLARES QUARTERLY CASH DIVIDEND OF $0.45 PER SHARE

Increase Marks Sixth Annual Consecutive Rise in Cash Dividend

IRVING, Texas (January 25, 2019) - Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 20 percent increase in the quarterly cash dividend to $0.45 per share of its Class A common stock beginning with the dividend declared for the first quarter of 2019.  The dividend is payable on Friday, February 22, 2019, to shareholders of record on Friday, February 8, 2019.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc., commented, “Nexstar’s sixth consecutive annual dividend increase highlights the Company’s growing free cash flow profile and the Board’s commitment to returning capital to shareholders. Nexstar ended 2018 with strong operating results marking our seventh consecutive year of record financial results and free cash flow. In addition, our active management of our capital structure and strong free cash flow allowed us to act on a range of opportunities to enhance shareholder value in 2018 through our return of capital and leverage reduction initiatives spread across share repurchases, dividend payments and debt reduction.

“Looking ahead, we remain extremely well positioned to post another year of record results in 2019 given key factors including new distribution agreements and the pending accretive acquisition of Tribune Media. Upon completion of the Tribune Media transaction, Nexstar will be the largest local television group in the United States, with 2018/2019 average pro-forma annual revenue and free cash flow of approximately $4.6 billion and $900 million, respectively. The enhanced scale of the combined entity and free cash flow growth will enable Nexstar to better compete in today’s rapidly transforming industry landscape, while extending our long-term record of delivering greater levels of service to our local communities and increased returns for our shareholders.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar Media and Tribune Media claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome, benefits and cost savings of any possible transaction between Nexstar Media and Tribune Media and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing of and any potential delay in  consummating the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that  Nexstar Media fails to obtain the necessary financing arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Tribune Media (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, Nexstar Media and Tribune Media undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Tribune Media’s and Nexstar Media’s filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter

EVP & Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com